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                                                  Jostens, Inc. and Subsidiaries
                                         Computation of Ratio of Earnings to Fixed Charges
                                                            Exhibit 12
                                                            (unaudited)

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                                       Six months ended        Years ended       Six months ended          Years ended
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                                            July 3       January 2    January 3    December 28    June 30    June 30     June 30
Dollars in thousands                         1999          1999         1998          1996          1996       1995        1994
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
Earnings
Income from continuing operations
before income taxes                       $     79,142   $  83,520    $  93,383    $       26     $ 87,479   $  93,893   $ 48,494

Interest expense
(excluding capitalized interest)                 2,694       7,014        6,854         4,324        9,296       5,350      6,701

Portion of rent expense under
long-term operating leases
representative of an interest factor               777       1,233        2,133         1,070        2,103       2,100      2,000

Amotization of debt expense                          6          12           12             6          107         102        102
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Total earnings                            $     82,619   $  91,779    $ 102,382    $    5,426     $ 98,985   $ 101,445   $ 57,297
====================================================================================================================================

Fixed charges
Interest expense
(including capitalized interest)                 2,956       7,717        6,854         4,324        9,296       5,350      6,701

Portion of rent expense under
long-term operating leases
representative of an interest factor               777       1,233        2,133         1,070        2,103       2,100      2,000

Amotization of debt expense                          6          12           12             6          107         102        102
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Total fixed charges                       $      3,739   $   8,962    $   8,999    $    5,400     $ 11,506   $   7,552   $  8,803
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Ratio of earnings to fixed charges                22.1        10.2         11.4           1.0          8.6        13.4        6.5

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